EXHIBIT 99.1

AMERICAN EAGLE
OUTFITTERS

Reports Record April Sales of $98.2 Million, an Increase of 9.9%

Warrendale, PA, May 7, 2003 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that total sales for the four-week period ended May 3, 2003 increased 9.9% to $98.2 million, compared to $89.4 million for the four-week period ended May 4, 2002. Comparable store sales for the American Eagle Outfitters stores decreased 1.4% for the April period. Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, decreased 1.7% for the month of April.

Total sales for the four-week periods ended May 3, 2003 and May 4, 2002 include $5.8 million from the Bluenotes/Thriftys operation. Bluenotes/Thriftys comparable store sales declined 6.1% in April.

Total sales for the first quarter period ended May 3, 2003 increased 5.0% to $291.9 million, compared to $277.9 million for the corresponding period ended May 4, 2002. Comparable store sales for the American Eagle Outfitters stores decreased 5.8% for the first quarter. Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, decreased 6.5% for the quarter.

Total sales for the first quarter period include $15.8 million from the Bluenotes/Thriftys operation, compared to $17.5 million for the corresponding period last year. Bluenotes/Thriftys comparable store sales declined 15.3% for the quarter.

Based on April sales results, the Company expects first quarter earnings to be in the range of $0.08 to $0.09 per share. Final first quarter results will be reported on Thursday, May 15th. To listen to the Company's first quarter earnings conference call, please dial 877-601-0864 at least ten minutes before 9:00 a.m. EST on May 15th.

To access our recorded monthly sales commentary, please call 800-642-1687, conference code #3282124.

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, versatile clothing for 16 to 34 year-olds, providing high-quality merchandise at affordable prices. AE's lifestyle collection includes casual basics like khakis, cargos, and jeans; fashion tops like rugbys, polos, and graphic T's; and functional items like swimwear, outerwear, footwear, and accessories. AE's Canadian subsidiary, Bluenotes/Thriftys, targets a slightly younger demographic, offering a more urban/suburban, denim-driven collection for 12 to 22 year-olds. American Eagle Outfitters currently operates 702 AE stores in 48 states and the District of Columbia, 59 AE stores in Canada, and 111 Bluenotes/Thriftys stores in Canada. AE also operates via its internet business, ae.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding first quarter earnings. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the risk that our first quarter financial plans may not be achieved, and those other risks described in the Company's filings with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857